Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1, dated as of July 14, 2023 (this “Amendment No. 1”), to the Agreement and Plan of Merger, dated as of June 1, 2023 (the “Merger Agreement”), by and among Seaport Global Acquisition II Corp., a Delaware corporation (“Acquiror”), Lithium Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and American Battery Materials, Inc., a Delaware corporation (the “Company”, and Acquiror, Merger Sub and the Company are referred to herein individually as a “Party” and collectively as the “Parties”), is made and entered into by and among the Parties. Capitalized terms used but not defined in this Amendment No. 1 shall have the respective meanings ascribed to such terms in the Merger Agreement, which will remain in full force and effect as amended hereby.

RECITALS

WHEREAS, pursuant to Section 11.10 of the Merger Agreement, the Parties desire to amend the Merger Agreement, as set forth in this Amendment No. 1, effective as of the date hereof.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

1.	Amendments to the Merger Agreement.

1.1           Article I of the Merger Agreement. Article I of the Merger Agreement is hereby amended by adding the following defined terms to such article:

““Contribution Amount” has the meaning specified in Section 8.09(a).

“Contribution Date” has the meaning specified in Section 8.09(a).

“Contribution Start Date” has the meaning specified in Section 8.09(a).

“Purchase Price” means $120,000,000.”

1.2           Article VIII of the Merger Agreement. Article VIII of the Merger Agreement is hereby amended by adding the following Section 8.09 immediately after Section 8.08:

“8.09 Contributions by the Company.

(a)       Beginning on August 18, 2023 (the “Contribution Start Date”), and on the corresponding date of each calendar month after the Contribution Start Date (each such date, including the Contribution Start Date, a “Contribution Date”) until the earlier of (i) the date as of which the Company has made six (6) monthly contribution payments pursuant to this Section 8.09(a) and (ii) Acquiror’s delivery of written notice to the Company that Acquiror has determined not to consummate the Transactions, the Company shall pay or cause to be paid to Acquiror, by wire transfer of immediately available funds, an amount in cash (each such amount, a “Contribution Amount”) equal to the product of (x) the total number of shares of Acquiror Stock outstanding as of immediately prior to the applicable Contribution Date, taking into account all redemptions of Acquiror Stock occurring prior to such Contribution Date, multiplied by (y) $0.015.

(b)       Subject to the performance by the Company of its obligations under Section 8.09(a), if the Closing occurs, then immediately following the Closing, Acquiror shall issue or cause to be issued to the Company Stockholders, pro rata in accordance with the number of shares of Company Stock held by each such Company Stockholder, an aggregate number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (i) the aggregate amount of all Contribution Amounts paid by the Company to Acquiror pursuant to Section 8.09(a), by (ii) $10.00.

(c)       If the Company fails to pay to Acquiror any Contribution Amounts in accordance with Section 8.09(a), then Acquiror shall be entitled, in its sole discretion, to either (i) terminate this Agreement pursuant to Section 10.01(f) of this Agreement, or (ii) direct the Sponsor to pay to Acquiror the Contribution Amounts required to be paid by the Company pursuant to Section 8.09(a).

(d)       If Acquiror elects to direct the Sponsor to pay the Contribution Amounts pursuant to clause (ii) of Section 8.09(c), then (i) if the Closing occurs, Acquiror shall issue to the Sponsor at the Closing a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (x) the product of (A) all Contribution Amounts required to be paid by the Company pursuant to Section 8.09(a) (regardless of whether such amounts are actually paid by the Company), multiplied by (B) two (2), by (y) $10.00, and (ii) if the Closing does not occur and this Agreement is terminated (other than by Acquiror pursuant to Section 10.01(f) of this Agreement), then promptly, but in any event no more than ten (10) Business Days following the effective date of such termination, the Company shall issue to the Sponsor a number of shares of Company Common Stock equal to the quotient obtained by dividing (i) the product of (A) all Contribution Amounts required to be paid by the Company pursuant to Section 8.09(a) (regardless of whether such amounts are actually paid by the Company), multiplied by (B) two (2), by (ii) the average of the volume weighted average price of the Company Common Stock, as reported by the OTC Markets Group, over the ten (10) trading-day period ending on the last trading day immediately prior to the date of issuance of such shares of Company Common Stock to the Sponsor.

(e)       Acquiror shall contribute to the Trust Account any Contribution Amounts received by Acquiror pursuant this Section 8.09 reasonably promptly following Acquiror’s receipt of any such amounts.

(f)       The obligations of the Company under this Section 8.09 shall terminate upon the Closing or the earlier termination of this Agreement.”

1.3          Section 10.01 of the Merger Agreement. Section 10.01 of the Merger Agreement is hereby amended as follows:

(a)            Section 10.01(b). Clause (ii) of Section 10.01(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) the Closing has not occurred on or before the earlier of (A) February 19, 2024 and (B) the date on which Acquiror dissolves and liquidates in accordance with Section 9.2(d) of Acquiror’s amended and restated certificate of incorporation (the earlier of (A) and (B), the “Termination Date”), or”.

(b)            Section 10.01(d). Section 10.01(d) of the Merger Agreement is hereby amended by deleting the word “or” at the end of such section.

(c)            Section 10.01(e). Section 10.01(e) of the Merger Agreement is hereby amended by deleting “.” at the end of such section and inserting “; or” at the end of such section.

(d)            Section 10.01(f). Section 10.01 of the Merger Agreement is hereby amended by adding the following Section 10.01(f) immediately after Section 10.01(e):

“(f) by written notice from Acquiror to the Company if the Company shall have failed to comply with its obligations under Section 8.09 of this Agreement.”

2.	Effective Date. The Parties hereby acknowledge and agree that this Amendment No. 1 shall be effective as of the date hereof.

3.	Approval and Consent. The Parties hereby approve and consent to this Amendment No. 1.

4.	Other Provisions. The provisions of Article XI (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment No. 1.

5.	Effect of Amendment No. 1.

5.1          No Other Amendments. Except as expressly amended by this Amendment No. 1, the Merger Agreement will remain in full force and effect and is hereby ratified and confirmed.

5.2          References. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereof,” “herein,” “hereby,” “hereunder,” “hereto” and derivative or similar words referring to the Merger Agreement, and each reference in any other document relating to the “Agreement and Plan of Merger, the “Merger Agreement,” the “Agreement,” “thereunder,” “thereof,” or words of like import referring to the Merger Agreement, means and references the Merger Agreement as amended hereby.

6.	Counterparts. This Amendment No. 1 may be executed in separate counterparts (including, without limitation, counterparts transmitted by facsimile or by other electronic means), each of which shall be an original and all of which taken together shall constitute one and the same agreement. Signatures of the Parties transmitted by facsimile or by other electronic means shall be deemed to be original signatures for all purposes and shall have the same force and effect as a manual signature.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be duly executed as of the date first above written.

ACQUIROR:

SEAPORT GLOBAL ACQUISITION II CORP.

By:	/s/ Stephen Smith
Name: Stephen Smith
Title: Chief Executive Officer

MERGER SUB:

LITHIUM MERGER SUB, INC.

By:	/s/ Stephen Smith
Name: Stephen Smith
Title: Chief Executive Officer

COMPANY:

AMERICAN BATTERY MATERIALS, INC.

By:	/s/ David E. Graber
Name: David E. Graber
Title: Co-Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]